Exhibit 4.1

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Agreement”), dated as of November 23, 2016, is made by and between Ener-Core, Inc., a Delaware corporation, with headquarters located at 9400 Toledo Way, Irvine, California 92618 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the April 2015 SPA and May 2015 SPA (each as defined below), as applicable.

WHEREAS:

A.         Reference is made to that certain Securities Purchase Agreement dated as of April 22, 2015, by and among the Company, the Holder (if applicable) and the other investors (the “April 2015 Other Holders”) listed on the signature pages attached thereto (the “April 2015 SPA”) and, if applicable, the Senior Secured Convertible Notes issued to the Holder pursuant thereto (as amended from time to time prior to the date hereof, the “April 2015 Notes”);

B.          Reference is made to that certain Securities Purchase Agreement dated as of May 7, 2015, by and among the Company, the Holder (if applicable) and the other investors (the “May 2015 Other Holders” and together with the April 2015 Other Holders, the “Other Holders” and together with the Holder, the “Holders”) listed on the signature pages attached thereto (the “May 2015 SPA” and together with the April 2015 SPA, individually, an “SPA” and collectively, the “SPAs”), and, if applicable, the Senior Secured Convertible Notes issued to the Holder pursuant thereto (as amended from time to time prior to the date hereof, the “May 2015 Notes” and together with the April 2015 Notes, the “2015 Notes”);

C.         The Company and the Holder desire to amend and restate each of the 2015 Notes as set forth on Exhibit A attached hereto (the 2015 Notes as amended and restated pursuant to this Agreement and the Other Agreements, the “Notes”).

D.         In compliance with Section 15 of the 2015 Notes, this Agreement shall only be effective upon the execution and delivery of this Agreement and agreements in form and substance identical to this Agreement (other than with respect to the identity of the Holder and any provision regarding the reimbursement of legal fees) (the “Other Agreements” and together with this Agreement, the “Agreements”) by other holders of the 2015 Notes (each an “Other Holder”) representing on the Closing Date at least the Required Holders (as defined in each of the 2015 Notes) (such time, the “Effective Time”).

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	INCORPORATION OF PREMISES; CAPITALIZED TERMS.

(a)           The Company and the Holder agree that the premises of this Agreement set forth above are incorporated into and form an integral part of this Agreement.

(b)            Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the applicable SPA.

2.	AMENDMENTS.

(a)           2015 Notes. As of the Effective Time and subject to the satisfaction (or waiver) of the conditions set forth in Section 5 and 6 below, the Company and the Holder hereby agree that each of the 2015 Notes shall be amended and restated as set forth on Exhibit A attached hereto.

(b)           Applicable Warrants. Pursuant to Section 2(a) of each of the Warrants set forth on Schedule 2(b) attached hereto (the “Applicable Warrants”), effective as of the Warrant Effective Time (as defined below), the exercise price of each of the Applicable Warrants shall be adjusted from $4.00 per share to $3.00 per share (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date hereof). As used herein, “Warrant Effective Time” means the time of execution and delivery of this Agreement and agreements in form and substance identical to this Agreement (other than with respect to the identity of the Holder and any provision regarding the reimbursement of legal fees) by holders of the Applicable Warrants representing on the Closing Date at least the Required Holders (as defined in each of the Applicable Warrants).

(c)           Warrant Issuances. As of the Effective Time and subject to the satisfaction (or waiver) of the conditions set forth in Section 5 and 6 below, the Company and the Holder hereby agree that each Holder and each Other Holder shall be issued Warrants, in substantially the form attached hereto as Exhibit B (the “Amendment Warrants”), representing the right to acquire 4 shares of Common Stock for each $10 aggregate principal amount of Notes to be amended and restated pursuant to this Agreement.

3.	AMENDMENT; CLOSING; no novation; ratification; conflicts.

(a)           Procedure. At the Closing (as defined in Section 3(b) hereof), the Company shall duly execute and deliver to the Holder the Notes (with each Holder to receive $1.00 principal amount of Notes for each $0.90 principal amount of 2015 Notes held by such Holder). As soon as practicable following the Closing Date (as defined in Section 3(b)), the Holder shall return the original certificate(s) of the 2015 Notes to the Company.

(b)           Closing. The date and time of the closing (the “Closing”) of the transactions specified in Sections 2 and 3(a) above (the “Closing Date”) shall be at the Effective Time (or such later date and time as is mutually agreed to by the Company and the Holder), subject to the notification of satisfaction (or waiver) of the conditions to Closing set forth in Sections 5 and 6 hereof. The Closing shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 and may be undertaken remotely by electronic exchange of documentation.

(c)           No Novation. This Agreement is not in any way intended to (1) constitute a novation of the obligations and liabilities existing under the 2015 Notes or evidence payment of all or any portion of such obligations and liabilities thereunder or (2) impair or affect the liens and/or security interests granted, pledged or assigned by the Grantors (as defined in the Security Agreement (as defined in each SPA)) to the Collateral Agent (as defined in the Security Agreement (as defined in each SPA)) for the Holders in accordance with the terms of the Security Agreement (as defined in each SPA) and the various other security documents, executed in connection therewith or related thereto. The Grantors (as defined in the Security Agreement (as defined in each SPA)) acknowledge their prior grant of liens and security interests under the Security Agreement (as defined in each SPA) and confirm that such liens continue to secure the Obligations (as defined in the Security Agreement (as defined in each SPA)) under the Notes.

(d)           Ratification. Except as otherwise expressly provided herein, the 2015 Notes and each other Transaction Document (as defined in each SPA), are, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date (i) all references in any of the 2015 Notes to “this Note”, “hereto”, “hereof”, “hereunder” or words of like import referring to such 2015 Notes shall mean such 2015 Notes as amended and restated by the Agreements, and (iii) all references in the other Transaction Documents, to any “Notes” (and corollary references to “thereto”, “thereof”, “thereunder” or words of like import referring to any of the 2015 Notes) shall mean the applicable 2015 Notes as amended and restated by the Agreements. Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of any of the 2015 Notes, or of any right, power or remedy of the Holder, or constitute a waiver, amendment or modification of any provision of such 2015 Notes (except to the extent explicitly set forth herein), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder, all of which (except as specified herein) remain in full force and effect.

(e)           Conflicts. In the event of any conflict between: (i) this Agreement; and (ii) the 2015 Notes, this Agreement shall control.

4.	REPRESENTATIONS, AGREEMENTS, WARRANTIES AND COVENANTS.

(a)           Holder Representations, Warranties and Covenants. The Holder hereby represents and warrants to the Company that:

(i)            Authorization; Enforcement; Validity. The Holder has the power and authority to execute and deliver this Agreement and perform its obligations hereunder; and this Agreement and the transactions contemplated hereby have been duly authorized by the Holder. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(ii)           No Conflicts. The execution, delivery and performance by the Holder of this Agreement and the consummation by the Holder of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

(b)           Company Representations, Warranties and Covenants. The Company hereby represents, warrants, agrees and covenants, as applicable, to and with the Holder that:

(i)            Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform any of its obligations hereunder.

(ii)           Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to amend and restate the 2015 Notes in accordance with the terms hereof. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including, without limitation, the amendment and restatement of the 2015 Notes, have been duly authorized by the Company’s Board of Directors and no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement has been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(iii)          No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the amendment and restatement of the 2015 Notes) will not (i) result in a violation of the Company’ Certificate of Incorporation or Bylaws or other organizational documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or the articles of association or bylaws of the Company or any of its Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of Principal Market and including all applicable foreign, federal laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(iv)          Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and the Company is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings contemplated by this Agreement. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock in the foreseeable future. The amendment and restatement of the 2015 Notes as contemplated hereby shall not have the effect of delisting or suspending the Common Stock from the Principal Market.

(v)           Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, except as set forth in Schedule 4(b)(v). The matters set forth in Schedule 4(b)(v) would not reasonably be expected to have a Material Adverse Effect.

(vi)          Other Agreements. The Company will not amend any 2015 Notes of any Other Holders with a more favorable terms than is provided to the Holder hereunder or offer any consideration (other than the reimbursement of legal fees) to any Other Holder without offering the same consideration to the Holder.

(vii)         SEC Filings. As of their respective filing dates, the Company’s filings with the SEC under the 1934 Act since December 31, 2015 (the “SEC Documents”), complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company represents that, as of the date hereof, no material event or circumstance has occurred which would be required to be publicly disclosed or announced on a Current Report on Form 8-K, either as of the date hereof or solely with the passage of time by the Company but which has not been so publicly announced or disclosed.

(viii)        Rule 144. For purposes of Rule 144 of the 1933 Act, the Company acknowledges and agrees that the holding period of the April 2015 Notes, as amended by the Agreements, commenced on April 23, 2015 and that the holding period of the May 2015 Notes, as amended by the Agreements, commenced on May 7, 2015 and the Company agrees not to take a position contrary thereto or inconsistent therewith.

(ix)           Disclosure of Transactions and Other Material Information. The Company shall file a current report on Form 8-K on or before 8:30 a.m., New York City time, on the first Business Day after both this Agreement and the Other Agreements have been duly executed and delivered, in the form required by the 1934 Act, relating to the transactions contemplated by this Agreement and the Other Agreements and attaching a form of this Agreement (including, without limitation, all schedules and exhibits to such agreement, if any, the “8-K Filing”) as an exhibit to such filing. From and after the filing of the 8-K Filing with the SEC, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate and be of no further force of effect. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates employees or agents delivers any material, non-public information to the Holder without the Holder’s express prior written consent, the Company hereby covenants and agrees that the Holder’s shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company.

(x)            Reporting Status. Until the earlier of (i) the date on which the Holder has sold all the shares of Common Stock issuable upon conversion of the Notes (without regard to any limitation on conversions of the Notes) and all of the shares of Common Stock issuable upon exercise of the Amendment Warrants (without regard to any limitation on exercise of the Amendment Warrants) (collectively, the “Underlying Shares”), and (ii) the date on which the Holder may sell all of the Underlying Shares without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the 1933 Act, the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

(xi)           Public Information. At any time during the period commencing on the Closing Date and ending at such time that all of the Underlying Shares may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1), if a registration statement is not otherwise available for the resale of all of the Underlying Shares and if the Company shall (i) fail for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c) or (ii) if the Company has ever been an issuer described in Rule 144(i)(1)(i) or becomes such an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Public Information Failure”) then, as partial relief for the damages to any holder of Underlying Shares by reason of any such delay in or reduction of its ability to sell the Underlying Shares (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each such holder an amount in cash equal to two percent (2.0%) of the aggregate Fair Market Value (as defined below) of the Underlying Shares on the day of a Public Information Failure and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144. The payments to which a holder shall be entitled pursuant to this Section 4(b)(xi) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. The “Fair Market Value” of each Underlying Share will be determined based on the highest Weighted Average Price (as defined in the Notes) of the Common Stock during the period beginning on the date of each applicable Public Information Failure and ending on the date the applicable Public Information Failure Payment relating to such Public Information Failure is satisfied in full.

(xii)          Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any consent, release, amendment, settlement or waiver relating to the terms, conditions and transactions contemplated hereby (each an “Amendment Document”), is or will be more favorable to such Person than those of the Holder and this Agreement (other than as to legal expenses). If, and whenever on or after the date hereof, the Company enters into an Amendment Document, then (i) the Company shall provide notice thereof to the Holder immediately following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Amendment Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this Section 4(b)(xii) shall apply similarly and equally to each Amendment Document.

5.	CONDITIONS TO ComPANY’S OBLIGATIONs hereunder.

The obligations of the Company to the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

(a)           The Holder shall have duly executed this Agreement and delivered the same to the Company; and

(b)           The representations and warranties of the Holder shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and the Holder shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Holder at or prior to the Closing Date.

6.	CONDITIONS TO HOLDER’S OBLIGATIONs HEREUNDER.

The obligations of the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Holder’s sole benefit and may be waived by the Holder in respect of itself at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)           The Company shall have duly executed this Agreement and delivered the same to the Holder;

(b)           The Other Holders shall have duly executed and delivered to the Company the Other Agreements;

(c)           The representations and warranties of the Company under this Agreement shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date;

(d)           The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market;

(e)           The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the transactions contemplated hereby; and

(f)           Since the date hereof, no event has caused, or that could be reasonably expected to cause, a Material Adverse Effect to have occurred.

7.	TERMINATION.

In the event that the Closing shall not have occurred by on or before three (3) Business Days from the date hereof, due to the Company’s or the Holder’s failure to satisfy the conditions set forth in Sections 5 and 6 hereof (and the nonbreaching party’s failure to waive such unsatisfied conditions(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party. Upon such termination, the terms hereof shall be null and void.

8.	MISCELLANEOUS.

(a)           General. This Agreement shall be governed and construed under the laws of the State of New York, York (without giving effect to the conflict of laws principles thereof). The courts of the State of New York shall have exclusive jurisdiction to resolve any and all disputes that may arise under this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A facsimile or other electronic transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns. In the event that any provision of this Agreement is found to be void or invalid, then such provision shall be deemed to be severable from the remaining provisions of this Agreement, and it shall not affect the validity of the remaining provisions, which provisions shall be given full effect as if the void or invalid provision had not been included herein so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. Any amendments or modifications hereto must be executed in writing by the Company and the Required Holders (as defined in the April 2015 Notes) and the Required Holders (as defined in the May 2015 Notes). Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this letter agreement. This Agreement shall supersede all other prior oral or written agreements among the Holder, the Company, their Affiliates and persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered if delivered pursuant to Section 9(f) of the applicable SPA.

(b)           Independent Nature of Holder’s Obligations and Rights. The obligations of the Holder under this Agreement are several and not joint with the obligations of any Other Holder, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any Other Agreement. Nothing contained herein or in any Other Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that, to the best of its knowledge, the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

(c)           Fees and Expenses. [INSERT ONLY IN AGREEMENT OF EMPERY: The Company shall reimburse the Holder for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby, by paying any such amount to Schulte Roth & Zabel LLP (the “Holder Counsel Expense”) by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP delivered to the Company on or prior to the Closing. The Holder Counsel Expense shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the transactions contemplated hereby, if any.] [INSERT ONLY IN OTHER AGREEMENTS: Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the transactions contemplated hereby, if any.]

[Signature Page Follows]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY:

ENER-CORE, INC.

By:
Name:
Title:

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

HOLDER:

[ ]

By:
Name:
Title:

Schedule 2(b)

Issuance Date	Applicable Warrants

4/23/15	2015 (Warrant numbers 1–11)
12/30/15	W-A2015 (Warrant numbers 1–11)
2/3/16	W-A2016 (Warrant numbers 1–11)
3/31/16	W-E2016 (Warrant numbers 1–11)
9/1/16	W-B2016 (Warrant numbers 1–5)
11/1/16	W-BA2016 (Warrant numbers 1–5)

Schedule 4(b)(v)

On June 13, 2016, SAIL Venture Partners LLC, SAIL Capital Management LLC and all SAIL affiliates owning shares of the Company (collectively, “SAIL”) filed a Schedule 13D in which it set forth various complaints and demands with respect to the Company. The Company has disputed all such complaints and demands; see Form 8-K filed June 14, 2016.

On September 23, 2016 AMTRA ENGINEERING B.V. filed a civil lawsuit (Case number 30-2016-00877078-CU-BC-CJC) in the Superior Court, County of Orange, California against Ener-Core Power, Inc. alleging breach of contract and breach of warranty. To date, the Company and Ener-Core Power, Inc. have not been legally served on this matter. The lawsuit is due to a billing dispute surrounding a contractor for the Attero 250Kw unit delivered in June 2014 to the Netherlands. The Company has accrued $50,000 for this disputed amount as of December 31, 2015 based solely on billings received. In the event of service, the Company believes it has a substantial defense including proper jurisdiction, will dispute all demands, and has a counter-claim against the contractor for $30,000.